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                                                                                                               Exhibit 12(a)
                                                Aon CORPORATION AND CONSOLIDATED SUBSIDIARIES
                                                 COMBINED WITH UNCONSOLIDATED SUBSIDIARIES
                                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                    First Quarter
                                                    Ended March 31,                       Years Ended December 31,
                                              ---------------------   ---------------------------------------------------------
(millions except ratios)                          1997        1996        1996        1995        1994        1993        1992(1)
                                              ---------   ---------   ---------   ---------   ---------   ---------   ---------


Income from continuing operations
  before provision for income taxes (2)       $   15.2    $  145.6    $  445.6    $  458.0    $  397.0    $  331.6    $  179.1

Add back fixed charges:

Interest on indebtedness                          14.6        13.8        44.7        55.5        46.4        42.3        41.9

Interest on ESOP                                   1.0         1.2         4.3         5.3         5.9         6.5         6.9

Portion of rents representative of
  interest factor                                 14.7         6.7        28.6        21.4        28.7        26.1        19.2
                                              ---------   ---------   ---------   ---------   ---------   ---------   ---------

  INCOME AS ADJUSTED                          $   45.5    $  167.3    $  523.2    $  540.2    $  478.0    $  406.5    $  247.1
                                              =========   =========   =========   =========   =========   =========   =========

FIXED CHARGES:

Interest on indebtedness:                     $   14.6    $   13.8    $   44.7    $   55.5    $   46.4    $   42.3    $   41.9

Interest on ESOP                                   1.0         1.2         4.3         5.3         5.9         6.5         6.9

Portion of rents representative of
  interest factor                                 14.7         6.7        28.6        21.4        28.7        26.1        19.2
                                              ---------   ---------   ---------   ---------   ---------   ---------   ---------

  TOTAL FIXED CHARGES                         $   30.3    $   21.7    $   77.6    $   82.2    $   81.0    $   74.9    $   68.0
                                              =========   =========   =========   =========   =========   =========   =========

RATIO OF EARNINGS TO FIXED CHARGES                 1.5         7.7         6.7         6.6         5.9         5.4         3.6
                                              =========   =========   =========   =========   =========   =========   =========

Ratio of earnings to fixed charges (3)             6.3                     7.9                                             4.9
                                              =========               =========                                       =========

(1) Income from continuing operations before provision for income taxes excludes the cumulative effect of changes in accounting principles.
(2) Income from continuing operations before provision for income taxes and minority interest includes special charges of $145 million in first quarter ended March 31, 1997 and $90.5 million and $86.5 million in the the years ended December 31, 1996 and 1992, respectively.
(3) The calculation of this ratio of earnings to fixed charges reflects the exclusion of special charges from income from continuing operation before provision for income taxes component for the first quarter ended March 31, 1997 and the years ended December 31, 1996 and 1992, respectively.

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